United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 3, 2006

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	50508	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

13 Corporate Drive Halfmoon, New York	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 383-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 3, 2006, DayStar Technologies, Inc. (“Company”) entered into employment contracts with its executive officers, effective April 1, 2006. Each agreement has an initial term of three-years. The agreements automatically extend for subsequent one-year periods on the anniversary date unless either party gives the other 90 days written notice prior to the anniversary date of the intent not to renew the agreement.

Under each employment agreement, each executive officer’s base salary is as follows:

Name	Position	Base Salary
John R. Tuttle	Chairman, President and Chief Executive Officer	$200,000
Stephen A. Aanderud	Chief Financial Officer and Secretary	$160,000
Steven Aragon	Vice President, Engineering	$150,000
John J. McCaffrey	Vice President, Manufacturing	$169,500
Thomas A. Polich	General Counsel and Assistant Secretary	$175,000
Terence W. Schuyler	Vice President, Sales and Marketing	$140,000
Robert E. Weiss	Vice President, Equipment Division	$175,000

Under each employment agreement, the executive officer is entitled to participate in an annual bonus and management incentive program and to benefits offered to other similarly situated employees as established by the Board from time to time.

The executive officer may terminate his employment agreement for “good reason”. The Company may terminate each agreement at any time for “cause” or in the event of the executive officer’s disability or death. If the Company terminates for “cause”, the executive officer’s obligations cease after a specific termination procedure process. If the Company terminates “without cause” or the executive officer terminates for “good reason”, the executive officer is entitled to one year base salary, plus the amount of incentive compensation paid in the prior year under the applicable incentive program. In the event that the agreement is terminated because of death, all obligations to the executive officer immediately cease, except for benefits accrued to date. In the event of disability preventing the executive officer from substantially performing his duties, the Company may terminate for “cause”.

If the executive officer’s contract is terminated after a “change in control”, the executive officer is entitled to a multiple of base salary, plus the maximum amount of incentive pay under the management incentive program. In addition, all unvested warrants, options or restricted stock then held by executive, if any, shall vest automatically on the of the termination of executive’s employment. Dr. Tuttle’s multiple is 2.75, Messrs. Aanderud and Polich multiple is 2.50. Messrs Aragon, McCaffrey, Schuyler and Weiss multiple is 2.0. A “change in control”, as defined, includes (a) a consolidation or merger in which the Company is not the continuing or surviving corporation, (b) a recapitalization in which any person becomes the 50% owner, (c) any transaction in which substantially all the assets of the corporation are to be liquidated, and (d) any person becoming the beneficial owner of more than 50% of the voting power of the Company. Each Agreement contains an eighteen (18) month non-competition and non-solicitation provision that restricts each executive officer from engaging in or being associated with any person or entity that engages in or plans to engage in the design, development, invention, implementation, application, manufacture, production, marketing, sale or license of any product or service in the direct competition with the Company’s products or services. For purposes of the agreement,

Company’s products or services are defined as CIGS-based PV products manufactured by a continuous process and/or on a flexible media.

Under the agreement the parties are compelled to engage in Arbitration to resolve any disputes. The agreements are governed by New York Law.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Employment Agreement With John R. Tuttle, dated April 1, 2006

10.2	Employment Agreement With Stephen A. Aanderud, dated April 1, 2006

10.3	Employment Agreement With Steven Aragon, dated April 1, 2006

10.4	Employment Agreement With Thomas A. Polich, dated April 1, 2006

10.5	Employment Agreement With John J. McCaffrey, dated April 1, 2006

10.6	Employment Agreement With Terence W. Schuyler, dated April 1, 2006

10.7	Employment Agreement With Robert E. Weiss, dated April 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ Stephen A. Aanderud
Stephen A. Aanderud
Chief Financial Officer

Dated: April 7, 2006